Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS ANNOUNCES

SECOND QUARTER 2011 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (August 9, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2011. For the quarter, the Partnership reported EBITDA of $19.0 million and net income of $9.4 million, compared to EBITDA of $16.5 million and net income of $7.1 million in the second quarter of 2010. Total revenues for the quarter were $89.9 million, with coal sales generating $83.8 million of the total.  (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

On July 25, 2011, the Partnership announced a cash distribution of $0.455 per common unit and subordinated unit, or $1.82 per unit on an annualized basis. The distribution will be paid on August 12, 2011 to unitholders of record as of the close of business on August 4, 2011. Also, based on the Partnership’s current estimate of additional cash flow from the recent acquisition of The Elk Horn Coal  Company (“Elk Horn”), management expects to recommend to the board of directors of Rhino’s general partner an increase in its annual distribution of $0.10 per unit, or $0.025 per quarter, commencing with the distribution for the quarter ending September 30, 2011.

As a growth oriented limited partnership, Rhino made significant progress during the quarter in its effort to broaden and diversify its sources of income.  Through its relationship with its sponsor, Wexford Capital LP, Rhino is a participant in a significant oil and gas lease portfolio in the Utica Shale.  Rhino has a non-operated interest in this play and currently has commitments in place that could lead to Rhino controlling about 12,500 net acres in the play.  Rhino believes this acreage is in the liquids rich transition zone, which Rhino believes is the heart of the play.

In addition, during the quarter, Rhino made a significant synergistic acquisition of The Elk Horn Coal Company LLC (“Elk Horn”), a coal leasing company with properties adjacent to Rhino’s eastern

Kentucky operations.  Rhino expects Elk Horn to provide a long term stream of royalty income from properties that are leased to other operators without direct exposure to the associated operating expense and risk, and expects to increase its cash flow by leasing a portion of its currently unleased property.  Additionally, Rhino anticipates the commencement of mining operations on a portion of the Elk Horn unleased Southern Floyd County reserves via a contract miner in the third quarter of 2011, which is also expected to supply additional value to Rhino.

Operational and Financial Highlights

•                  Acquired Elk Horn located in eastern Kentucky adjacent to Rhino’s existing coal properties

•                  Increased Rhino’s acreage in the Utica Shale, which Rhino believes will be an exciting investment for the Partnership

•                  Worked to finalize long-term sales contracts at Rhino’s Northern Appalachia operations

•                  Increased Castle Valley production and expect to finalize long-term sales contracts in the near future

•                  Completed public offering of 2,875,000 common units in July that increased Rhino’s total outstanding balance to 15,294,153 common units as of July 31, 2011.  Net proceeds from this offering, along with a related capital contribution by Rhino’s general partner, totaled approximately $67.8 million and were used to repay outstanding indebtedness of the Partnership, which totaled approximately $120.9 million as of July 31, 2011

•                  Completed the closing of an amended and revised credit facility in July 2011 with a total borrowing capacity of $300 million

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “In addition to the substantial diversification efforts made during the second quarter, our underlying coal business continued to show strong results.  We have seen substantial interest among our customers for both our met and steam coals.  We have entered into several multiyear steam contracts and expect to place our met coal in the next few months.  We are proceeding with plans to increase our met production by building the Tug River prep plant.  We are also ramping up new production at Rhino Eastern and are expecting improved results from the existing mine.  We expect Elk Horn to provide a steady and growing stream of cash flow and we believe the met properties we acquired in Randolph and Upshur Counties, West Virginia will prove to be an economically viable project with substantial long term value to the company.”

Expansion Update

Central Appalachia

•                  The Remining 3 surface mine operation at Rhino’s Tug River complex is expected to be in operation in the fourth quarter of 2011 with a projected run rate of 375,000 tons per year; management expects this amount to double within 12 months, and expects production will be approximately one-half met coal.  Rhino has begun ground work on the Tug River prep plant, and expects it to be in operation in the first quarter of 2012.

•                  The Access Energy mine in Rhino’s Deane complex will begin production in the third quarter of 2011 with a projected run rate of 240,000 tons per year of high quality steam coal.  Production from this mine will replace production from depleting mines and will provide access to expansion properties which management expects will produce a pulverized coal injection (“PCI”) product.

Northern Appalachia

•                  Rhino is entering into long term contracts for the bulk of its Northern Appalachian coal.  There is substantial interest in Northern App coals, and progress continues with the Leesville mine permit.  The Partnership is evaluating its ability to access 7 seam reserves from its existing Hopedale portal and infrastructure.  This could provide Rhino with the opportunity to access reserves similar in quality to Hopedale in the next 18 months.

Illinois Basin

•                  Discussions are progressing with potential customers for Taylorville which if successful, would possibly lead to opening this mine.

Rhino Western

•                  Rhino has successfully increased production at the Castle Valley mine, adding a second continuous miner section.  Preliminary agreements have been reached on long term sales contracts.

•                  Rhino is continuing with the process of permitting the loadout at McClane Canyon and seeking customer orders to reopen the mine.

Eastern Met

•                  The Eagle #2 mine has begun production and is projected to increase to a run rate of 200,000 tons per year of premium mid-vol metallurgical coal.

•                  Rhino expects to proceed with a new Sewell seam mine in late 2012.  In conjunction with this mine, plans for constructing a new preparation plant are underway.

Oil and Gas

•                  Utica Shale — Rhino is participating in the acquisition of a portfolio of oil and gas leases in the Utica Shale, along with other affiliates of Wexford Capital LP, including Gulfport Energy, who will be the operator.  Rhino has acquired a proportionate interest of about 8,500 acres in a portfolio of approximately 115,000 gross acres at a cost of about $20 million, or about $2,300 an acre. In addition, Rhino has about 1,500 acres that it already owned. Discussions are ongoing in which Rhino expects to acquire about 2,500 additional acres, which would bring its total holdings to approximately 12,500 net acres at an acquisition cost of about $26 million.  Rhino believes its acreage is in the liquids rich transition zone, which the Partnership believes is in the heart of the play.  This is an early stage investment and subject to significant risk and uncertainties.

•                  Cana Woodford - During the second quarter, Rhino increased its investment in the Cana Woodford region to a total of approximately $5.8 million.  Rhino’s investment in Cana Woodford is in the liquids rich area of the play which is being actively permitted and drilled.  These mineral rights represent a perpetual ownership in minerals with no future cash expenditures, and will produce monthly revenue once wells are drilled, completed and begin producing.  Third parties are actively drilling in the Cana Woodford region and the Partnership expects the interests will generate royalty revenue in early 2012.

The Partnership believes the Utica Shale and Cana Woodford investments will help to increase and diversify Rhino’s income stream.

Elk Horn

•                  In June 2011, Rhino acquired Elk Horn, a coal leasing company located in eastern Kentucky with approximately 156,000 acres of owned mineral rights.

•                  Elk Horn coal is high quality; a portion is expected to meet the standards for PCI (pulverized coal injection), and the steam coal is generally high BTU with mid-sulfur content

•                  Elk Horn has leased approximately 50% of its reserves to third party coal mining companies in exchange for the right to receive royalty payments on production

•                  Potential exists for additional streams of royalty income for Rhino by entering into additional leases without the assumption of additional direct operating risk

•                  The royalty lease rates are generally in the range of 6% to 9% of the lessee’s gross sales price of the coal.  Based on leases in place, Elk Horn is expected to generate annualized EBITDA of $15 million to $18 million from royalty payments by late 2011 or early 2012.

•                 Over the last five years, annual production from Elk Horn’s properties has ranged from approximately 1.6 million to 4.9 million tons, and has averaged 3.2 million tons per year.

•                  As of December 31, 2010 Elk Horn;

•                  reported an estimated 128 million tons of proven and probable reserves and 157 million tons of non-reserve coal deposits;

•                  had leased to third parties approximately 65 million tons of proven and probable coal reserves and approximately 55 million tons of non-reserve coal deposits;

•                  leased to several major coal producers, including James River, Blackhawk, Revelation, Arch and US Coal.

•                  Rhino believes there is substantial upside provided by Elk Horn’s un-leased reserves in Southern Floyd County where a significant portion of the coal is expected to meet the standards for PCI.  Elk Horn estimates the proven and probable reserves in the Southern Floyd area to be approximately 40 million tons.

•                  Rhino anticipates the commencement of mining operations on a portion of the Southern Floyd County reserves via a contract miner in the third quarter of 2011.

•                  Second quarter 2011 post-acquisition activity generated approximately $0.5 million of net income and approximately $0.7 million of EBITDA.

Capital Expenditures

•                  Maintenance capital expenditures for the second quarter were approximately $4.3 million.

•                  Expansion capital expenditures for the quarter were approximately $143.0 million and consisted of approximately $119.5 million for the acquisition of Elk Horn and $7.5 million for the acquisition of metallurgical coal resources in West Virginia (Randolph and Upshur Counties); approximately $9.8 million for the acquisition of oil and gas mineral rights in Cana Woodford and the Utica Shale discussed above; and the remainder on Rhino’s other internal development projects.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

EBITDA.  EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2011 included:

•                  EBITDA of $19.0 million and net income of $9.4 million compared to EBITDA of $16.5 million and net income of $7.1 million in the second quarter of 2010. The 2011 and 2010 figures include $1.2 million of net income and $0.5 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated EBITDA.

•                  Basic and diluted net income per common unit of $0.37.

•                  Coal sales of 1.2 million tons compared to 1.1 million tons for the second quarter of 2010.

•                  Total revenues and coal revenues of $89.9 million and $83.8 million, respectively, compared to $78.4 million and $74.1 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $69.70 compared to $67.81 for the second quarter of 2010, an increase of 2.8%.

•                  Cost of operations of $67.4 million compared to $57.8 million for the same period of 2010.

•                  Cost of operations per ton of $56.07 compared to $52.94 for the second quarter of 2010.

Total coal revenues increased approximately 13% due to an increase in tons sold along with a 2.8% increase in total revenues per ton, primarily driven by higher contracted prices for steam coal. The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Partnership’s Rhino Western segment due to increased production at the Castle Valley mine along with costs associated with idling the McClane Canyon mine. In addition, Rhino experienced higher costs in its Central Appalachia operations due to increased transportation and maintenance costs from its

Grapevine surface mine located in the Tug River complex as well as increased roof support costs at its Hopedale mine in Northern Appalachia.  Cost of operations also increased across all of the operating segments due to higher fuel prices.  In addition, costs associated with coal revenue such as royalties and severance taxes increased as coal revenue per ton increased during the quarter.

Results for the six months ended June 30, 2011 included:

•                  EBITDA of $35.3 million and net income of $15.5 million compared to EBITDA of $32.3 million and net income of $13.7 million for the first six months of 2010. The 2011 and 2010 figures include $1.9 million and $0.4 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated EBITDA.

•                  Basic and diluted net income per common unit of $0.61.

•                  Coal sales of 2.3 million tons compared to 2.0 million tons for the first six months of 2010.

•                  Total revenues and coal revenues of $172.6 million and $162.4 million, respectively, compared to $145.0 million and $136.7 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $69.93 compared to $66.96 for the first six months of 2010, an increase of 4.4%.

•                  Cost of operations of $128.5 million compared to $104.2 million for the same period of 2010.

•                  Cost of operations per ton of $55.33 compared to $51.02 for the first six months of 2010.

The year to year changes in revenue and cost of operations primarily resulted from the same factors described above in the discussion for the three months ended June 30, 2011.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah and also has one underground mine located in Colorado that was temporarily idled at year-end 2010.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended June 30, 2011, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses.

In interim periods for 2010, prior to reporting full-year December 31, 2010 results, the Partnership had included its Colorado mine in the Other category since this operation did not meet the quantitative thresholds requiring separate disclosure as a reportable segment. With the acquisition of the Castle Valley mining complex in August 2010, the Partnership began to aggregate the Colorado mine and Castle Valley mining complex as one reportable segment as discussed above. For comparability purposes, the segment data for previous interim periods has been reclassified to present the results of the Colorado mine in the Rhino Western segment instead of the Other category.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.   The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Second Quarter 2011	Second Quarter 2010	% Change* 2Q11 / 2Q10
Central Appalachia
Coal revenues	$53.1	$51.3	3.4%
Total revenues	$54.8	$51.6	6,1%
Coal revenues per ton*	$89.59	$90.07	(0.5)%
Cost of operations	$41.0	$36.3	12.9%
Cost of operations per ton*	$69.19	$63.74	8.6%
Tons produced	0.6	0.6	(7.0)%
Tons sold	0.6	0.6	4.0%
Northern Appalachia
Coal revenues	$26.0	$20.4	27.6%
Total revenues	$28.8	$22.7	26.6%
Coal revenues per ton*	$52.13	$43.50	19.8%
Cost of operations	$18.1	$16.0	12.6%
Cost of operations per ton*	$36.18	$34.22	5.7%
Tons produced	0.5	0.5	0.9%
Tons sold	0.5	0.5	6.5%
Rhino Western
Coal revenues	$4.7	$2.4	99.1%
Total revenues	$4.7	$2.4	99.1%
Coal revenues per ton*	$42.32	$43.66	(3.1)%
Cost of operations	$4.0	$1.7	139.6%
Cost of operations per ton*	$36.18	$31.01	16.6%
Tons produced	0.1	0.1	169.5%
Tons sold	0.1	0.1	105.4%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$1.6	$1.7	(4.6)%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$4.3	$3.8	14.6%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$83.8	$74.1	13.1%
Total revenues	$89.9	$78.4	14.6%
Coal revenues per ton*	$69.70	$67.81	2.8%
Cost of operations	$67.4	$57.8	16.6%
Cost of operations per ton*	$56.07	$52.94	5.9%
Tons produced	1.2	1.1	4.2%
Tons sold	1.2	1.1	10.1%
Eastern Met 100% Basis †
Coal revenues	$12.5	$8.2	51.4%
Total revenues	$12.5	$8.3	51.2%
Coal revenues per ton*	$198.96	$116.17	71.3%
Cost of operations	$8.8	$5.0	75.2%
Cost of operations per ton*	$140.22	$70.75	98.2%
Net income	$2.4	$1.1	120.9%
Partnership’s portion of net income	$1.2	$0.5	120.9%
Tons produced***	0.1	0.1	(15.3)%
Tons sold***	0.1	0.1	(11.6)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol and low-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

(In millions, except per ton data and %)	Year to Date 2011	Year to Date 2010	% Change* 2011 / 2010
Central Appalachia
Coal revenues	$102.6	$89.9	14.1%
Total revenues	$104.7	$90.3	15.9%
Coal revenues per ton*	$89.18	$92.44	(3.5)%
Cost of operations	$76.5	$60.9	25.7%
Cost of operations per ton*	$66.58	$62.64	6.3%
Tons produced	1.1	1.1	5.4%
Tons sold	1.2	1.0	18.3%
Northern Appalachia
Coal revenues	$52.8	$42.1	25.5%
Total revenues	$57.7	$46.7	23.7%
Coal revenues per ton*	$52.68	$43.83	20.2%
Cost of operations	$35.7	$33.1	7.6%
Cost of operations per ton*	$35.57	$34.53	3.0%
Tons produced	1.0	1.0	2.3%
Tons sold	1.0	1.0	4.4%
Rhino Western
Coal revenues	$7.0	$4.7	46.1%
Total revenues	$7.0	$4.7	46.1%
Coal revenues per ton*	$41.34	$43.67	(5.3)%
Cost of operations	$6.5	$3.2	106.2%
Cost of operations per ton*	$38.08	$28.51	33.6%
Tons produced	0.2	0.1	104.9%
Tons sold	0.2	0.1	54.3%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$3.2	$3.3	(1.9)%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$9.8	$7.0	39.4%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$162.4	$136.7	18.8%
Total revenues	$172.6	$145.0	19.0%
Coal revenues per ton*	$69.93	$66.96	4.4%
Cost of operations	$128.5	$104.2	23.3%
Cost of operations per ton*	$55.33	$51.02	8.4%
Tons produced	2.4	2.2	8.9%
Tons sold	2.3	2.0	13.7%
Eastern Met 100% Basis †
Coal revenues	$22.7	$13.7	66.6%
Total revenues	$22.8	$13.7	66.5%
Coal revenues per ton*	$193.72	$108.53	78.5%
Cost of operations	$16.2	$10.2	58.7%
Cost of operations per ton*	$137.83	$81.06	70.0%
Net income	$3.7	$0.8	359.2%
Partnership’s portion of net income	$1.9	$0.4	359.2%
Tons produced***	0.1	0.1	(9.2)%
Tons sold***	0.1	0.1	(6.7)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol and low-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

Central Appalachia Overview of Results by Product †

(In thousands, except per ton data and %)	Second Quarter 2011	Second Quarter 2010	% Change* 2Q11 / 2Q10	Year to Date 2011	Year to Date 2010	% Change* 2011 / 2010
Met coal tons sold	194.7	171.1	13.8%	369.6	305.2	21.1%
Steam coal tons sold	398.3	399.1	(0.2)%	780.4	666.9	17.0%
Total tons sold	593.0	570.2	4.0%	1,150.0	972.1	18.3%

Met coal revenue	$23,419	$22,615	3.6%	$44,165	$40,549	8.9%
Steam coal revenue	$29,706	$28,743	3.4%	$58,390	$49,330	18.4%
Total coal revenue	$53,125	$51,358	3.4%	$102,555	$89,879	14.1%

Met coal revenues per ton	$120.27	$132.18	(9.0)%	$119.50	$132.86	(10.1)%
Steam coal revenues per ton	$74.60	$72.02	3.6%	$74.82	$73.97	1.1%
Total coal revenues per ton	$89.59	$90.07	(0.5)%	$89.18	$92.44	(3.5)%

Met coal tons produced	161.8	208.2	(22.3)%	360.5	338.1	6.6%
Steam coal tons produced	380.4	374.9	1.5%	766.5	730.7	4.9%
Total tons produced	542.2	583.1	(7.0)%	1,127.0	1,068.8	5.4%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2011 and 2012, Rhino currently anticipates the following:

	2011	2012
Revenue	$358 to $365 million	$379 to $419 million
Net Income	$47 to $57 million	$66 to $78 million
EBITDA	$82 to $92 million	$116 to $128 million
Production	4.9 to 5.2 million tons	5.5 to 6.2 million tons
Sales	5.0 to 5.3 million tons	5.5 to 6.2 million tons
Maintenance Capital Expenditures	$18 to $22 million	$18 to $21 million

Second Quarter 2011 Financial and Operational Results Conference Call

Rhino’s second quarter 2011 financial and operational results conference call is scheduled for today at 10:00am Eastern time. Participants should call 866-831-6272 (United States/Canada) or 617-213-8859 (International) and utilize the confirmation code 84590979. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 56905905. The recording will be available from 1:00 pm (ET) on Tuesday, August 9, 2011 through Tuesday, August 16, 2011 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership formed to control and operate steam and met coal properties and other stable, cash generating non-coal natural resource assets. Rhino’s current operations are in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $7 billion of assets under management.  Formed in 1994, Wexford manages a series of private equity and hedge funds.  Wexford prides itself on its independent thinking and opportunistic investment style and has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  In addition to creating Rhino, Wexford and its affiliated companies are active owners/developers of acreage in a number of the domestic U.S. conventional and unconventional oil and gas plays, with current and former positions in the Permian Basin, Bakken, Barnett Shale, Niobrara, and more recently the Utica Shale.   Its portfolio includes in excess of 200 operating oil and gas wells.  In addition, through its affiliate Grizzly Oil Sands, Wexford controls approximately 600,000 acres in the Athabasca tar sands which it is currently developing, and has a separate gas exploration development venture in the Phu Horm region of northern Thailand.  Lastly, Wexford has created several companies in the drilling and energy services sector.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas,” “Elk Horn” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives;

rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition, such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

(in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,278	$76
Accounts receivable, net of allowance	28,775	27,351
Inventories	18,430	15,635
Prepaid expenses and other	7,048	7,294
Total current assets	56,531	50,356
Net property, plant & equipment, incl coal properties, mine development and construction costs	420,797	282,577
Investment in unconsolidated affiliate	19,339	18,749
Other non-current assets	8,977	6,963
TOTAL	$505,644	$358,645
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,416	$15,493
Current portion of long-term debt	2,930	2,908
Accrued expenses and other	21,541	17,479
Total current liabilities	41,887	35,880
NON-CURRENT LIABILITIES
Long-term debt	178,541	33,620
Asset retirement obligations	30,605	31,341
Other non-current liabilities	13,482	10,187
Total non-current liabilities	222,628	75,148
Total liabilities	264,515	111,028
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	230,221	236,582
General partner	10,283	10,410
Accumulated other comprehensive income	625	625
Total partners’ capital	241,129	247,617
TOTAL	$505,644	$358,645

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
REVENUES:
Coal sales	$83,819	$74,094	$162,379	$136,736
Other revenues	6,058	4,334	10,253	8,295
Total revenues	89,877	78,428	172,632	145,031
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	67,432	57,840	128,473	104,192
Freight and handling costs	1,126	771	1,939	1,444
Depreciation, depletion and amortization	8,212	8,038	17,356	15,803
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	3,646	3,927	8,997	7,604
(Gain) on sale of assets—net	(45)	(46)	(134)	(47)
Total costs and expenses	80,371	70,530	156,631	128,996
INCOME FROM OPERATIONS	9,506	7,898	16,001	16,035
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,366)	(1,310)	(2,424)	(2,781)
Interest income and other	36	10	35	18
Equity in net income (loss) of unconsolidated affiliate	1,201	544	1,901	414
Total interest and other income (expense)	(129)	(756)	(488)	(2,349)
INCOME BEFORE INCOME TAXES	9,377	7,142	15,513	13,686
NET INCOME	$9,377	$7,142	$15,513	$13,686

General partner’s interest in net income	$188		$310
Common unitholders’ interest in net income	$4,598		$7,604
Subordinated unitholders’ interest in net income	$4,591		$7,599
Net income per limited partner unit, basic:
Common units	$0.37		$0.61
Subordinated units	$0.37		$0.61
Net income per limited partner unit, diluted:
Common units	$0.37		$0.61
Subordinated units	$0.37		$0.61
Distributions paid per limited partner unit	$0.455		$0.8758
Weighted average number of limited partner units outstanding, basic:
Common units	12,416		12,405
Subordinated units	12,397		12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	12,434		12,429
Subordinated units	12,397		12,397

Reconciliations of EBITDA

The following tables present reconciliations of EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated:

($ in millions)	Second Quarter 2011	Second Quarter 2010	Year to Date 2011	Year to Date 2010	Year Ending 2011 (est midpoint)	Year Ending 2012 (est midpoint)
Net income (loss)	$9.4	$7.1	$15.5	$13.7	$52	$72
Plus:
Depreciation, depletion and amortization	8.2	8.0	17.4	15.8	32	44
Interest expense	1.4	1.3	2.4	2.8	3	6
EBITDA*	$19.0	$16.5	$35.3	$32.3	$87	$122

* Totals may not foot due to rounding

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2011	2010	2011	2010
Net cash provided by (used in) operating activities Plus:	$27.9	$20.3	$33.9	$24.9
Increase in net operating assets	—	—	—	5.9
Gain on sale of assets	—	—	0.1	—
Interest expense	1.4	1.3	2.4	2.8
Equity in net income of unconsolidated affiliate Less:	1.2	0.5	1.9	0.4
Decrease in net operating assets	10.4	5.0	0.1	—
Accretion on interest-free debt	0.1	—	0.1	0.1
Amortization of advance royalties	0.2	0.1	0.7	0.4
Amortization of debt issuance costs	0.2	—	0.5	—
Equity-based compensation	0.1	—	0.5	—
Loss on sale of assets	—	—	—	—
Loss on retirement of advance royalties	—	—	0.1	0.1
Accretion on asset retirement obligations	0.5	0.5	1.0	1.1
Equity in net loss of unconsolidated affiliate	—	—	—	—
EBITDA	$19.0	$16.5	$35.3	$32.3